Exhibit 10.2

ARCHER AVIATION INC.
DIRECTOR EQUITY DEFERRAL PLAN

Archer Aviation Inc. (the “Company”) hereby establishes the Archer Director Equity Deferral Plan (the “Plan”), effective on the Effective Date (as defined below). The purpose of the Plan is to attract and retain members of the Board by providing such persons with an opportunity to defer receipt of a portion of their equity awards as provided in the Plan.

ARTICLE I
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

“Administrator” means the Board or a committee thereof or of Company officers appointed as such by the Board.

“Affiliated Group” means (a) the Company, and (b) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive distribution of any Shares subject to any deferred Equity Awards in the event of the death of the Participant prior to the Participant's receipt of any such Shares.

“Beneficiary Designation Form” means the form established from time to time by the Administrator (in a paper or electronic format) that a Participant may complete, sign and return to the Company to designate one or more Beneficiaries.

“Board” means the Board of Directors of the Company.

“Change in Control” means a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5); provided, however, that a “change in effective control” of the Company pursuant to Treasury Regulation 1.409A-3(i)(5)(vi), shall not constitute a Change in Control for purposes of this Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Archer Aviation Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Archer Aviation Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

“Compensation Committee” means the Compensation Committee of the Board.

“Deferral Election” means the Participant's election on a form approved by the Administrator (in a paper or electronic format) to defer all or a portion of the Participant’s Equity Awards in accordance with the provisions of Article III.

“Effective Date” means June 1, 2022.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Equity Awards” means any grants of Restricted Stock Units granted by any member of the Affiliated Group during a Plan Year, prior to the application of any deferrals under this Plan; provided, however, that Equity Awards shall not include any Equity Awards of which all or a portion has been deferred pursuant to any other Company plan. For the avoidance of doubt, any Equity Awards deferred under this Plan shall be granted pursuant to the Company’s equity incentive plan and shall be subject to individual award agreements (providing, among other things, for any applicable dividend equivalent rights (if any)).

“Participant” means any member of the Board who at any time has elected to defer the receipt of Equity Awards in accordance with the Plan.

“Plan” means this Archer Director Equity Deferral Plan, as it may be amended from time to time.

“Plan Year” means the period from the Effective Date through December 31, 2022 and each calendar year beginning thereafter.

“Restricted Stock Unit” means an award of restricted stock units granted pursuant to the Company’s 2021 Equity Incentive Plan (or any subsequent equity incentive plan adopted by the Company or any member of the Affiliated Group) covering a number of Shares that may be settled in cash or by issuance of those Shares upon vesting.

“Separation from Service” means a Participant’s termination of service with the Affiliated Group, other than as a result of the Participant’s death, in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code.

“Specified Employee” means a “specified employee” as determined by the Company in accordance with Section 409A of the Code.

“Unforeseeable Emergency” means an “unforeseeable emergency” as defined under Section 409A of the Code. In general, for purposes of Section 409A of the Code, an “unforeseeable emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the

Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE II
ELIGIBILITY

2.1.    Eligibility. Participation in the Plan is limited to any member of the board of directors of any Affiliated Group who is selected by the Administrator, in its sole discretion, to participate in the Plan (each an “Eligible Participant”). In lieu of designating individual Eligible Participants for Plan participation, the Administrator may establish eligibility criteria (consistent with the requirements of this Section 2.1) providing for participation of all Eligible Participants who satisfy such criteria. The Administrator may at any time, in its sole discretion, change the eligibility criteria for Eligible Participants, or determine that one or more Participants will cease to be an Eligible Participant.

2.2.    Enrollment Requirements. Except as otherwise determined by the Administrator, as a condition to participation, each Eligible Participant shall complete, execute and return to the Company a Deferral Election no later than the date or dates specified by the Administrator in accordance with the Plan. In addition, the Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3.    Commencement Date. Except as otherwise may be provided by the Administrator pursuant to Section 3.1, each Eligible Participant shall be eligible to commence participation in accordance with the terms and conditions of this Plan effective as of January 1 of the Plan Year next following the Plan Year in which he or she becomes an Eligible Participant pursuant to Section 2.1. Notwithstanding the foregoing, the Administrator, in its sole discretion, may permit an Eligible Participant to commence participation in the Plan upon such earlier date as may be specified by the Administrator, consistent with the Plan and the provisions of the Code (including, without limitation, Section 409A) and as pursuant to section 3.1. For the avoidance of doubt and notwithstanding any other provision of the Plan to the contrary, those Eligible Participants selected by the Administrator for the Plan Year beginning on the Effective Date shall be required to make any Deferral Election with respect to such Plan Year no later than June 9, 2022 and may commence participation in the Plan on the Effective Date.

2.4.    Termination. An Eligible Participant’s right (if any) to defer Equity Awards shall immediately cease upon a termination of service.

ARTICLE III
DEFERRAL ELECTIONS

3.1.    Certain Newly Eligible Participants. Newly Eligible Participants shall be permitted to make initial Deferral Elections during the Plan Year in which such Eligible Participants are first eligible to participate in the Plan (and in any other plan that would be aggregated with the Plan under Section 409A of the Code, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7)); provided, however, that such Deferrals Election (a) are made and become irrevocable no later than the 30th day after the date that such Eligible Participants first become eligible to participate in the Plan (or by such earlier date as specified by the Administrator), and (b) shall apply only to Equity Awards granted after the date that the Deferral Elections become irrevocable; as determined by the Administrator in accordance with Section 409A of the Code.

3.2.    Annual Deferral Elections. Except as otherwise determined by the Administrator or as set forth in Sections 2.3 or 3.1 of the Plan, a Deferral Election with respect to Equity Awards must be filed with the Company by, and shall become irrevocable as of December 31 (or such earlier date as specified by the Administrator) of the Plan Year immediately preceding the Plan Year for which such Equity Awards would be granted.

3.3.    Amount Deferred. A Participant shall designate on each Deferral Election the portion of each applicable Equity Award that is to be deferred with respect to the applicable Plan Year in accordance with this Article III. For each Plan Year, a Participant may defer (in 25% increments) up to 100% of his or her applicable Equity Awards; for the avoidance of doubt, the deferral percentages applicable to each Participant’s Equity Awards shall be based on the number of shares subject to such Equity Awards (rounded down to the nearest whole share) and not the value of such Equity Awards (e.g., a 20% deferral of an Equity Award covering 200 shares would defer 40 shares). To the extent that any Equity Award deferred pursuant to this Plan was granted with dividend equivalent rights, any such dividend equivalents shall be credited to the Participant and settled pursuant to the schedule specified in the applicable Deferral Election or otherwise pursuant to the terms of this Plan.

3.4.    Elections as to Timing of Settlement. Each Deferral Election will specify the allocation of the Participant’s deferrals for a Plan Year in accordance with this Plan.

(a)    Participant Deferral Elections. Other than pursuant to deferral under this Section 3.4(a)(iii), on each Deferral Election with respect to a Plan Year, the Participant may elect the time upon which settlement of such deferred Equity Awards will be made, as set forth below; provided, however, that if Participant elects to receive his or her settlement in a specified calendar year, then such calendar year must be no earlier than the second calendar year after the Plan Year to which such Deferral Election relates. A Participant may elect to receive settlement of each such deferred Equity Award, subject to the provisions of Article IV, in a specified calendar year as indicated in the Participant’s Deferral Election.

Notwithstanding the foregoing, in no event shall any Equity Award deferred pursuant to this Plan be settled prior to the date on which such Equity Award has vested in full. To the extent that any deferral pursuant to this Plan would otherwise result in settlement prior to the date on which an Equity Award is vested in full, such Equity Award shall be settled following the final vesting date of such Equity Award. To the extent that any termination of service of a Participant occurs prior to the date that a deferred Equity Award would have vested, then such unvested portion of such deferred Equity Award shall be forfeit and shall not be settled pursuant to this Plan.

Subject to the provisions of Article IV, settlement pursuant to Sections 3.4(a)(i) shall occur during January of the calendar year specified in the applicable Deferral Election. Pursuant to a validly executed and timely submitted Deferral Election, Participant may choose a different calendar year for payment of each deferred Equity Award in accordance with this Section 3.4(a).

Notwithstanding the foregoing, any deferral of Equity Awards pursuant to the Plan shall expire and any amounts so deferred shall be settled as a single delivery of shares, upon the earliest to occur of any of the following (v) Participant’s Separation from Service as described in Section 4.3, (w) Participant’s death as described in Section 4.4, (x) a Change in Control of the Company, or, if permitted by the Administrator, upon either of (y) Participant’s disability as described in Section 3.5(b), or (z) an Unforeseeable Emergency as described in Section 4.5.

(b)    Default Time and Form of Payment. To the extent that a Participant does not designate the time and form of payment of a deferred Equity Award on a Deferral Election as provided in Section 3.4(a) (or such designation does not comply with the terms of the Plan), the Participant’s deferrals for the applicable Plan Year shall be deemed to have elected that such deferred Equity Award shall be settled for shares, subject to the provisions of Article IV, in the fifth calendar year after the Plan Year to which such Deferral Election would have related, had it been made.

3.5.    Duration and Cancellation of Deferral Elections.

(a)    Duration. Once irrevocable, a Deferral Election shall only be effective for the Plan Year with respect to which such election was timely filed with the Administrator. Notwithstanding the preceding sentence, the Administrator may provide in advance, in its sole discretion, that any Deferral Elections shall apply from Plan Year to Plan Year, until terminated or modified prospectively by a Participant in accordance with the terms of this Article III by the applicable deadlines. Any such “evergreen” Deferral Elections so provided for by the Administrator will become effective with respect to Equity Awards on the date such election becomes irrevocable under this Article III. Except as provided in Section 3.5(b) hereof, a Deferral Election, once irrevocable, cannot be canceled or modified during a Plan Year.

(b)    Cancellation.

(i)    The Administrator may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Plan Year in which the Participant incurs a “disability” or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 3.5(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(ii)    The Administrator may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or in connection with a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

(iii)    If a Participant’s Deferral Election is canceled with respect to a particular Plan Year in accordance with this Section 3.5(b), such Participant may make a new Deferral Election for a subsequent Plan Year, as the case may be, only in accordance with Section 3.2 hereof.

ARTICLE IV
SETTLEMENTS

4.1.    Date of Settlement. Except as otherwise provided in this Article IV, a Participant’s deferred Equity Awards shall be settled in accordance with the applicable time and form of payment/settlement determined for each deferred Equity Award pursuant to Section 3.4.

(a)    Payment Timing. In general, the vested Equity Awards deferred by a Participant shall be settled at the time specified by the Participant for such Equity Awards in accordance with Section 3.4(a) hereof, or if earlier, following the Participant’s Separation from Service or death.

(b)    Subsequent Deferral Elections. A Participant may elect, on a form provided by the Administrator in accordance with this Section 4.1(b), to change the time and/or form of settlement with respect to one or more of his or her deferred Equity Awards to a later time in accordance with this Section 4.1(b) (a “Subsequent Deferral Election”). A Participant may make no more than one Subsequent Deferral Election with respect to each Equity Award. Any such Subsequent Deferral Election must be filed with the Administrator at least twelve (12) months prior to the first day of the calendar year that the deferred Equity Award would otherwise have been settled under the Plan, in accordance with the subsequent deferral election guidance provided under Section 409A of the Code. Any such Subsequent Deferral Election may not go into effect until at least twelve (12) months following the date on which such election is made. On each such Subsequent Deferral Election, the Participant must delay the payment date for a period of at least five (5) years after the first day of the calendar year that the deferred Equity Award would otherwise have been settled under the Plan, except with respect to settlement in the event of the Participant’s death.

4.2.    Form of Settlement of Deferred Equity Awards. Any Equity Awards deferred pursuant to this Plan shall be settled in stock (or, to the extent permitted under the applicable equity plan and at the election of the Administrator, settled in cash) pursuant to the schedule(s) set forth in the applicable Deferral Election(s) and in accordance with the terms of this Plan.

4.3.    Termination of Participant. Notwithstanding any other provision of this Plan, in the event of the Participant’s Separation from Service, the remaining amount of all of the Participant’s deferred Equity Awards shall be settled as soon as administratively practicable following the date of the Participant’s Separation from Service consistent with Section 4.9. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, in no event may payments triggered by the Separation from Service of a Specified Employee be paid or commence until the first business day following six months following the Specified Employee’s Separation from Service (or if earlier, within 90 days after the Specified Employee’s death).

4.4.    Death of Participant. Notwithstanding any other provision of this Plan, in the event of the Participant’s death, any of the Participant’s remaining deferred Equity Awards shall be settled and any shares issued to the Participant’s Beneficiary or Beneficiaries designated on a Beneficiary Designation Form (or, if no such Beneficiary, to the Participant’s estate) as soon as administratively practicable following the date of the Participant’s death. A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Administrator that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 4.4, then settlement pursuant to this Section 4.4 shall be made to the Participant’s estate. In the event of any dispute between a Participant’s Beneficiary Designation Form duly filed with the Company and probate, the Company may deem the Beneficiary designed on such Beneficiary Designation Form to be controlling, as determined by the Company in its sole discretion.

4.5.    Withdrawal Due to Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the Administrator, to an accelerated settlement of all or a portion of the Participant’s vested deferred Equity Awards if the Participant experiences an Unforeseeable Emergency. The Administrator shall have the sole discretion to determine whether to grant such a request and the amount to be settled pursuant to such request.

(a)    Determination of Unforeseeable Emergency. Whether a Participant is faced with an unforeseeable emergency permitting a settlement under this Section 4 is to be determined by the Administrator based on the relevant facts and circumstances of each case, but, in any case, a settlement on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Settlements because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the settlement). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available upon the cancellation of a Deferral Election upon a settlement due to an Unforeseeable Emergency. However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A of the Code.

(b)    Settlement of Account. Any settlement on account of an Unforeseeable Emergency shall be made within ninety (90) days following occurrence of the Unforeseeable Emergency, as determined by the Administrator under this Section 4.

4.6.    Limited Additional Settlement. The Administrator may, in its sole discretion, require a mandatory settlement of a Participant’s deferred Equity Awards, if the amount deferred under the Plan does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that such settlement results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

4.7.    Discretionary Acceleration of Payments/Settlements. The Board or Compensation Committee may, in its sole discretion, accelerate the time or schedule of a settlement under the Plan to a time otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); provided that in no event may a settlement to a Specified Employee be accelerated following the Specified Employee’s Separation from Service to a date that is prior to the first business day following the six month anniversary of such Specified Employee’s Separation from Service (or if earlier, within 90 days after the Specified Employee’s death) unless otherwise permitted pursuant to Treasury Regulation Section 1.409A-3(j).

4.8.    Discretionary Delay of Payments/Settlements. The Board or Compensation Committee may, in its sole discretion, delay any settlement under the Plan to a time otherwise permitted under

Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

4.9.    Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Administrator, in its sole discretion, may cause any settlements under this Plan to be made or commence on any later date that occurs in the same calendar year as the date on which settlement otherwise would be required to be made under this Plan, or, if later, by the 15th day of the third month after the date on which settlement would otherwise be required to be made under this Plan. Further, to the extent permitted by Section 409A of the Code, the Administrator may delay settlement in the event that it is not administratively possible to settle on the date (or within the periods) specified in this Article IV, or the making of the settlement would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, settlement must be made no later than the latest possible date permitted under Section 409A of the Code.

4.10.    Discharge of Obligations. The settlement to a Participant (or to his or her Beneficiary or estate) of any deferred Equity Awards as provided pursuant to this Plan shall discharge all obligations of the Affiliated Group to such Participant (and Beneficiary or estate) under the Plan with respect to that Sub-Account.

4.11.    Change in Control. Notwithstanding anything else provided herein, in the event the Company undergoes a Change in Control all outstanding deferrals pursuant to this Plan will become fully vested and, notwithstanding any prior Deferral Elections, all deferred Equity Awards will be settled to the Participants, upon or as soon as practicable after the Change in Control, less applicable withholding taxes.

ARTICLE V
ADMINISTRATION

5.1.    General. The Administrator shall be responsible for the general administration of the Plan and shall have the full power, discretion and authority to carry out the provisions of the Plan. Without limiting the foregoing, the Administrator shall have full discretion to (a) interpret all provisions of the Plan; (b) resolve all questions relating to eligibility for participation in the Plan and the deferrals of any Participant and all questions pertaining to claims for benefits and procedures for claim review; (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction; (d) determine all claims for benefits; and (e) adopt such rules, regulations or guidelines for the administration of the Plan and take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Administrator hereunder shall be final, conclusive, and binding on all persons, including the Company, its members, the other members of the Affiliated Group, Eligible Participants, Participants, and their estates and Beneficiaries. The Administrator may delegate to one or more officers of the Company, subject to such terms as the Administrator shall determine, the authority to administer all or any portion of the Plan, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Administrator in this Plan (other than such references in the immediately preceding sentence) shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

5.2.    Claims Procedure. Any person who believes he is entitled to receive a benefit under the Plan shall make application in writing on the form and in the manner prescribed by the Administrator. If any claim for benefits filed by any person under the Plan (the “claimant”) is denied in whole or in part, the Administrator shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than 90 days from the date the claim for benefits was filed or, if special circumstances require an extension, within 180 days of such date. The notice issued by the Administrator shall be written in a manner calculated to be understood by the claimant and shall include the following: (a) the specific reason or reasons for any adverse benefit determination, (b) the specific Plan provisions on which any adverse benefit determination is based, (c) a description of any further material or information which is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed and (d) a statement of the claimant’s right to seek review of the denial pursuant to Section 5.3 below.

5.3.    Review of Claim Denial. If a claim is denied, in whole or in part, the claimant shall have the right to (a) request that the Administrator review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the claimant files a written request for review with the Administrator within 60 days after the date on which the claimant received written notice from the Administrator of the denial. Within 60 days after the Administrator receives a properly filed request for review, the Administrator shall conduct such review and advise the claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Administrator shall provide the claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the Administrator received the request for review). The Administrator shall inform the claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision and reference to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

ARTICLE VI
AMENDMENT AND TERMINATION

6.1.    Amendment. The Board or Compensation Committee reserves the right to amend, terminate or freeze the Plan, in whole or in part. In no event shall any such action by the Board or Compensation Committee adversely affect the amounts deferred by any Participant or result in any change in the timing or manner of payment of the amount of any deferred amounts (except as otherwise permitted under the Plan, including under Sections 4.4, 4.5, 4.6 and 4.7), without the consent of the Participant, unless the Board or Compensation Committee determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Administrator may, in its sole discretion, modify the rules applicable to Deferral Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

6.2.    Conversion to Private Company. If, for any reason, the Company ceases to be a publicly-traded Company, then the Board or Compensation Committee may discontinue the Plan, in whole or in part; provided, however, that such discontinuation of the Plan shall not effect any elections already made pursuant to the Plan or any Participant’s Accounts then-outstanding pursuant to the Plan.

6.3.    Payments Upon Termination of Plan. Except as otherwise provided pursuant to Sections 4.5 and 4.6, in the event that the Plan is terminated, all amounts deferred by a Participant shall be paid to the Participant or the Participant’s Beneficiary, as applicable, on the dates on which the Participant or his or her Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.

ARTICLE VII
MISCELLANEOUS

7.1.    Non-Alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (a) assignable or transferable in any manner, (b) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process, or (c) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and Sections 4.7 and 4.8 hereof, the Administrator shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

7.2.    Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants (or their Beneficiaries or estates). This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Administrator shall not take any action that would be inconsistent with such intent. Although the Administrator shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Neither the Company, the other members of the Affiliated Group, nor the Administrator (nor its delegate(s)) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code. For purposes of this Plan, a termination of service will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code. If at the time of the Participant’s separation from service the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent required by Section 409A of the Code, no payments shall be payable or provided until the date that is the earlier of (A) six months and one day after such Participant’s separation from service, or (B) the Participant’s death. Payments pursuant to the Plan are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

7.3.    Participation by Affiliated Group Members. Any member of the Affiliated Group that is a direct or indirect subsidiary of the Company may, by action of its board of directors or equivalent governing body and with the consent of the Administrator, adopt the Plan; provided that the Administrator may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, such adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Administrator of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate. A member of the board of directors of such Affiliated Group who elects to participate in the Plan shall participate on the same basis as any member of the Board who participates in the Plan.

7.4.    No Guarantee of Continued Service. Nothing in the Plan shall be construed as guaranteeing continued service to any Participant.

7.5.    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person any legal or equitable right as against the Company or any other member of the Affiliated Group or the officers, employees or directors of the Company or any other member of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

7.6.    Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

7.7.    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.

7.8.    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

7.9.    Withholding of Taxes. The Company or any other member of the Affiliated Group may withhold or cause to be withheld from any amounts payable under the Plan, or to the extent permitted pursuant to Section 409A of the Code and Section 4.6 of the Plan, from any amounts deferred under the Plan, all federal, state, local and other taxes as shall be legally required to be withheld; with respect to any Equity Awards deferred pursuant to this Plan, the Company may require Participant to pay or make adequate provision for all such applicable taxes prior to issuance of any shares subject to such Equity Awards.

7.10.    Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Administrator may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Administrator and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, and e-signature.

7.11.    Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

7.12.    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator, the Company and the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.